Exhibit 18
August 4, 2006
Audit Committee
Maritrans Inc.
Two Harbour Place 302 Knights Run Avenue Suite 1200
Tampa, FL 33602
Dear Audit Committee:
Note 2 of the notes to the consolidated financial statements of Maritrans Inc. included in its quarterly report on Form 10-Q for the quarterly period ended June 30, 2006 describes a change in the method of accounting for planned major maintenance activities (“PMMA”). There are no authoritative criteria for determining a “preferable” method of accounting for PMMA based on the particular circumstances; however, we conclude that such change in the method of accounting for PMMA from the accrual method to the deferral method is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (“United States”) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, and therefore we do not express any opinion on any financial statements of Maritrans Inc. subsequent to that date.
Very truly yours,